Exhibit 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SuccessFactors, Inc. for the registration of 3,407,130 shares of its common stock and to the incorporation by reference of our reports dated February 26, 2010, with respect to the consolidated financial statements of SuccessFactors, Inc and the effectiveness of internal controls of SuccessFactors, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

June 29, 2011